UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Edgewater Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 6, 2006

NOTICE AND PROXY STATEMENT

April 17, 2006

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. 2006 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., Eastern Time on June 6, 2006, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128.

At the meeting, you and the other stockholders will elect eight directors to the Edgewater Technology, Inc. Board of Directors and ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2006. As of April 7, 2006, the record date for the Annual Meeting, our Company had 11,188,284 shares of common stock outstanding. You will find other detailed information about Edgewater Technology, Inc. and its operations, including its audited financial statements, in the enclosed 2005 Annual Report. We hope you can join us on June 6, 2006.

Whether or not you can attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed pre-addressed, postage paid envelope. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card.

Thank you for your continued interest in Edgewater Technology. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton
President and Chief Executive Officer

20 Harvard Mill Square   •   Wakefield, MA 01880   •   781-246-3343   •   Fax 781-246-5903

EDGEWATER TECHNOLOGY, INC.
20 Harvard Mill Square
Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 6, 2006

To the Stockholders:

Edgewater Technology, Inc. will hold its Annual Meeting of Stockholders at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128, on June 6, 2006 at 10:00 a.m., Eastern Time.

We are holding this meeting for the following purposes:

•       To elect eight directors to serve until the 2007 Annual Meeting of Stockholders;

•       To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2006;  and

•       To transact any other business that may properly come before the Annual Meeting.

The Board of Directors selected April 7, 2006 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of April 7, 2006, Edgewater Technology had 11,188,284 shares of common stock outstanding. A list of stockholders on that date will be available for inspection at the corporate headquarters of Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on April 7, 2006 are entitled to vote at the Annual Meeting or any adjournment thereof.

This Proxy Statement, Proxy and Edgewater Technology, Inc.’s 2005 Annual Report to Stockholders are being distributed on or about April 21, 2006.

By Order of the Board of Directors,

Kevin R. Rhodes
Corporate Secretary

Wakefield, Massachusetts
April 17, 2006

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EDGEWATER TECHNOLOGY, INC.
PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	1
Annual Meeting Information	1
ITEM 1—ELECTION OF DIRECTORS	5
Nominees for Election	5
Board and Board Committee Matters	8
Stockholder Communications with the Board; Annual Meeting Attendance	10
Executive Officers	11
STOCK OWNERSHIP	12
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers	12
Stock Ownership Guidelines	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
COMPENSATION	14
Compensation of Outside Directors	14
Compensation of the Named Executive Officers	15
Option Grants in 2005	16
2005 Year-End Option Values	16
Recent Option Grants and Stock Awards	17
Employment Agreements	17
Code of Ethics	18
Equity Compensation Plans	18
Equity Compensation Plan Information	19
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	20
Compensation Committee Membership and Interlocks	20
Executive Compensation Components and Goals	20
Policy on Deductibility of Compensation	21
2005 Executive Compensation	21
2005 Chief Executive Officer Compensation	21
REPORT OF THE AUDIT COMMITTEE	22
General	22
CERTAIN TRANSACTIONS	24
PERFORMANCE GRAPH AND TOTAL RETURN ANALYSIS	25
AUDIT AND NON-AUDIT FEES	26
OTHER MATTERS	27
ADDITIONAL INFORMATION	27
Annual Report	27
Information Not Incorporated	27

i

GENERAL INFORMATION

Annual Meeting Information

This Proxy Statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. to be held on June 6, 2006, beginning at 10:00 a.m. Eastern Time, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or around April 21, 2006.

Q:             Who is soliciting my proxy?

A:             We, the Board of Directors of Edgewater Technology, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at Edgewater Technology, Inc.’s 2006 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater Technology, Inc. may (without compensation), and The Altman Group, Inc. (our proxy solicitor) will solicit proxies on our behalf by mail, phone, fax, Internet or in person.

Q:             Who is paying for this solicitation?

A:             Edgewater Technology, Inc. will pay for the solicitation of proxies, including The Altman Group, Inc.’s estimated fee of $4,500, plus out-of-pocket expenses. Edgewater Technology, Inc. also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater Technology, Inc. common stock.

Q:             What am I voting on?

A:             The election of Shirley Singleton, Wayne Wilson, Clete T. Brewer, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Barry B. White to the Board of Directors and the ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent accountants to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2006 (the “Auditor Appointment”).

Q:             Who can vote?

A:             Only those who owned common stock at the close of business on April 7, 2006, the record date for the Annual Meeting, can vote. If you beneficially owned common stock on the record date, you have one vote per share for each director up for election at the Annual Meeting.

Q:             What does “beneficially owned” mean?

A:             Under the Securities and Exchange Commission’s (the “SEC”) definition, “beneficial ownership” of shares means shares over which a person has sole or shared voting or investment power.

Q:             How do I vote?

A:             You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the provided postage paid envelope or vote by telephone or through the Internet. If you wish the individuals named as proxies to vote for all of the nominees then check the boxes marked “FOR.”

Q:             Can I vote by telephone or electronically?

A:             If you are a registered stockholder (that is, if you have your stock in certificate form or participate in the Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 2:00 a.m. Eastern Time, on June 6, 2006.

Q:             What are the consequences of my voting decision?

A:             If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director. Giving a proxy will not affect your right to vote your shares at the Annual Meeting, if you attend the Annual Meeting and vote in person, you automatically revoke your proxy.

Q:             Can I change my vote after I return my proxy card?

A:             Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Annual Meeting will revoke a proxy previously granted.

Q:             What are the Board’s recommendations?

A:             The Board’s recommendation as to the Election of Directors is set forth in Item 1 of this Proxy Statement. The Board’s recommendation as to the Auditor Appointment is set forth in Item 2 of this Proxy Statement. The Board recommends a vote “FOR” the election of each of the nominees described in Item 1 and a vote “FOR” the ratification and approval of the Auditor Appointment described in Item 2.

Q:             What constitutes a quorum?

A:             On the record date, we had 11,188,284 shares of common stock, $.01 par value, outstanding and 2,071 record holders. Each share of our common stock is entitled to one vote per share. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of votes entitled to be cast as of the record date, or quorum, are present in person or represented by effective proxies.

Q:             What happens if a quorum is not present?

A:             If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given.

Q:             What vote is required in the election of directors?

A:             Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the eight nominees will be elected if they receive more affirmative votes than any other nominees.

Q:             What is the vote required for the ratification of the Auditor Appointment?

A:             The affirmative vote of a majority of our Company’s outstanding common shares as of the record date is required to ratify the Auditor Appointment.

Q:             What are broker non-votes and abstentions?

A:             If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). Under the rules of the New York Stock Exchange, Inc., the election of directors is a discretionary matter, enabling brokers to vote on the election of directors even if they have not received instructions from beneficial owners. Even though brokers are entitled to exercise their discretion and vote on director elections without instructions from beneficial owners, they are not required to do so. An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

Q:             How do broker non-votes and abstentions affect the existence of a quorum and the vote required in the election of directors?

A:             Broker non-votes and abstentions are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the eight director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as a voting option in the election of directors. Under Delaware law, broker non-votes are not considered to be a vote cast for any proposal. However, abstentions, which are considered to be a vote cast under Delaware law, will have the effect of a negative vote with respect to the Auditor Appointment, since this proposal requires the favorable vote of a majority of our Company’s outstanding common shares as of the record date.

Q:             What happens if I withhold my vote for an individual director?

A:             Withheld votes are counted as “NO” votes for the individual director. If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.”

Q:             What are the voting choices for the Auditor Appointment?

A:             The voting choices for the Auditor Appointment are “FOR,” “AGAINST” and “ABSTAIN.”

Q:             Can I vote on other matters?

A:             Our Amended and Restated Bylaws limit the matters presented at an annual meeting to those in a notice of Annual Meeting and those otherwise properly presented at an Annual Meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of February 24, 2006 to March 26, 2006 (which is the 60-90 day period prior to the first anniversary (i.e. May 25, 2005) of last year’s Annual Meeting) (see the rules concerning proposals set forth in the following Question and Answer), no director nominees or other business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:             Can I nominate director candidates for election by stockholders or make other stockholder proposals in the future?

A.              For nominations of persons for election to the Board of Directors and other business matters, in each instance, other than those persons listed or matters included in a notice of Annual Meeting, to be properly presented at an Annual Meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an Annual Meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days, nor more than ninety (90) days prior to the first anniversary of our prior year’s Annual Meeting.

Q:             Who will count the vote?

A:             Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes.

Q:             When are 2007 stockholder proposals or other 2007 stockholder business matters due?

A:             To be considered for presentation at our 2007 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than February 1, 2007. For stockholder proposals or other business matters that may be raised at the 2007 Annual Meeting of Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2007 Annual Meeting of Stockholders during the thirty-day period of March 8, 2007 through April 7, 2007, then no business matters, other than those included in the notice of Annual Meeting for the 2007 Annual Meeting of Stockholders, may properly come before the 2007 annual stockholders’ meeting. All proposals and notifications for the 2007 Annual Meeting of Stockholders should be addressed in writing to the attention of Kevin R. Rhodes, Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this Proxy Statement as our or the “Board”) currently consists of eight persons each of whose term expires at the Annual Meeting. Except for Mr. Flynn, Mr. White and Ms. Leaming, each of our directors began serving their current term at last year’s Annual Meeting on May 25, 2005. Mr. Flynn was elected to the Board on July 21, 2005, Mr. White was elected to the Board on October 27, 2005 and Ms. Leaming was elected to the Board on December 1, 2005. Each was elected to the Board following recommendation by the Governance and Nominating Committee of the Board and the nomination and election by the Board in accordance with our Company’s Amended and Restated Bylaws.

Consequently, you and the other stockholders will elect eight individuals to serve as directors until the 2007 Annual Meeting of stockholders or until their successors are duly elected and qualified. The individuals named as proxies will vote the enclosed proxy for the election of all nominees listed below, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	54

Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and Chief Executive Officer of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Board of Trustees for the Mass Technology Leadership Council and the Massachusetts Taxpayer Foundation, on the Foundation Board of Bunker Hill Community College and serves as an Advisory Board member for The Boston Club, an organization for high-achieving senior executive and professional women. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	57

Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson is a certified public accountant and independent business advisor. From January 1998 to September 2002, Mr. Wilson was President and Chief Operating Officer of PC Connection, Inc., a publicly-traded direct marketer of information technology products and services, having previously served as its Senior Vice President of Finance and Chief Financial Officer and then Chief Operating Officer from August 1995 until January 1998. From 1986 until 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson serves as a Director of Cytyc Corporation. Mr. Wilson has served as a Director of our Company since May 2003.

Clete T. Brewer.	40

Mr. Brewer co-founded our Company in March 1996 and served until September 1999 as our President and Chief Executive Officer. In September 1999, Mr. Brewer became our Chairman and retained his position as our Chief Executive Officer until January 8, 2002 and our Company’s Non-Executive Chairman until May 22, 2002. Mr. Brewer currently is President of the Georgetown, TX based Sport Clips, Inc. and serves on the Executive Advisory Board at the Sam Walton College of Business at the University of Arkansas. Mr. Brewer also serves on various private company boards. Mr. Brewer has served as a Director of our Company since March 1996.

Paul E. Flynn.	56

Mr. Flynn currently serves as an Executive Vice President of Citizens Business Capital, a subsidiary of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Massachusetts Business Development Corporation. Mr. Flynn was elected as a director of our Company in July 2005.

Paul Guzzi.	63

Mr. Guzzi currently serves as the President and Chief Executive Officer of the Greater Boston Chamber of Commerce. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Wang Center for the Performing Arts and is a Director of the Boston Foundation, The Partnership and Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	59

From June 2003 to June 2005, Ms. Leaming was the Chief Executive Officer and continuing President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Hologic, Inc., the American Red Cross, the Boston Chamber of Commerce and the Massachusetts Taxpayers Foundation. Ms. Leaming joined our board in December 2005.

Michael R. Loeb	50

Mr. Loeb is currently the President and CEO of Loeb Enterprises. Mr. Loeb was the President of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, and its Chief Executive Officer from 1997 to December 2005. Mr. Loeb has also been a director of the Synapse Group, Inc. since March 1993. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

Barry B. White	63

A senior partner with the law firm of Foley Hoag, LLP, Mr. White served for over 13 years as its Managing Partner. From 1992 to 1993, Mr. White served as Chairman of Lex Mundi, the world's largest international association of independent law firms.  Currently, Mr. White serves as Secretary, General Counsel, and a member of the Executive Committee of the Greater Boston Chamber of Commerce and in the same positions with Harvard Business School Professor Michael Porter's Initiative for a Competitive Inner City.  He has served as counsel to the Massachusetts Special Commission on Business Tax Policy, and as counsel to a Special Commission on the Decennial Census.  Mr. White joined our board in October 2005

During 2005, Mr. Flynn, Mr. White and Ms. Leaming were considered by the Governance and Nominating Committee as candidates for nomination and election to the Company’s Board. Such consideration was effected in accordance with the guidelines set forth under “Board and Board Committee Matters; Director Nomination Process,” under the stewardship of Mr. Guzzi, who, together with the other Committee members, considered director candidates from a variety of public, private and non-profit entities. In connection with such process, each of Messrs. Flynn and White and Ms. Leaming met and interviewed with, on numerous occasions over a period of several months, each member of the Governance and Nominating Committee, in one-on-one meetings and in  meetings with several members or all members of such Committee. In addition, throughout 2005, the Governance and Nominating Committee met at regularly scheduled Committee meetings to consider these, and other potential, director candidates, and regularly briefed the full Board on the status of the Committee’s deliberations and interviews concerning potential director candidates. Each of Messrs. Flynn and White and Ms. Leaming were recommended for nomination to the Board by one or more of the non-management members of the Governance and Nominating Committee. In each case, the Governance and Nominating Committee deliberated over each such candidate and ultimately, by unanimous vote, formally recommended to the full Board on separate occasions that each of Mr. Flynn, Mr. White and Ms. Leaming be appointed as directors of the Company. Thereafter, the full Board, following deliberation and discussion, unanimously approved each of the foregoing for election to the Board of Directors. Each of these new directors, while representing different fields of expertise, offered the Company the ability to further strengthen our Board through their experience and expertise. Each was deemed to satisfy existing Board needs and to possess the expertise necessary for board service. Mr. Flynn, Mr. White and Ms. Leaming were elected to the Company’s Board in July 2005, October 2005 and December 2005, respectively.

Board and Board Committee Matters

The Board currently consists of eight directors, five of whom who are “Independent” directors under the requirements of the recently adopted NASDAQ Marketplace Rules. As required by the new NASDAQ Marketplace Rules and our Company’s Corporate Governance Guidelines, the Board must be comprised of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. In September 2005, the Board elected Mr. Wilson to serve in the capacity of lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the Chief Executive Officer.

The Board has three standing committees consisting of: (1) the Governance & Nominating Committee; (2) the Compensation Committee; and (3) the Audit Committee. The Corporate Governance Guidelines of our Company and Charters of each of these Committees are available on the Corporate Governance section of our Company’s website at www.edgewater.com.

Governance & Nominating Committee.   The current members of the Governance & Nominating Committee are directors Guzzi, who chairs the committee, and Wilson. Each of these directors is Independent under the NASDAQ Marketplace Rules. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines. A copy of our Company’s Corporate Governance Guidelines and the Governance & Nominating Committee Charter are posted on the Company’s website at www.edgewater.com.

Compensation Committee.   The current members of the Compensation Committee are directors White, who chairs the committee, Flynn and Wilson. Each of these directors is Independent under the new NASDAQ Marketplace Rules. This Committee’s responsibilities include the review and approval of executive compensation. A copy of the Compensation Committee Charter is posted on the Company’s website at www.edgewater.com.

Audit Committee.   The current members of the Audit Committee are directors Wilson, who chairs the committee, Flynn and Leaming. Each of these directors is Independent under the NASDAQ Marketplace Rules, as well as satisfying the other criteria for audit committee members under the NASDAQ Marketplace Rules. In addition, our board of directors believes that Mr. Wilson satisfies the criteria to be classified as an “Audit Committee Financial Expert” as defined under the new rules of the SEC. This Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent auditors. Its duties include, among other things: (1) selecting and retaining the independent auditors; (2) reviewing the scope of the audit to be conducted by the independent auditors, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent auditors; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.edgewater.com.

During fiscal 2005, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, seven meetings (three of which were regular meetings, three of which were special meetings and one of which was an Annual Meeting) and two actions by written consent; Audit Committee, six meetings and no action by written consent; Compensation Committee, five meetings and no action by written consent; Governance & Nominating Committee, two meetings and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served.

Director Nomination Process.   Our Board of Directors has adopted a Governance & Nominating Committee Charter and Corporate Governance Guidelines, each of which include director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the Governance & Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance & Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Governance & Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance & Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance & Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance & Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance & Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from our stockholders, and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors, or the non-employee directors, at the following address: Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Effective with our 2004 Annual Meeting of Stockholders, directors will be required, absent compelling circumstances to attend our Annual Meeting of Stockholders. All directors attended our 2005 Annual Meeting of Stockholders.

Executive Officers

Provided below are the names, ages and principal occupation or employment, for at least the last five years, for all of the persons who are our executive officers, and who were our executive officers as of December 31, 2005.

Name	Age	Experience
Shirley Singleton	54	Chairman, President and Chief Executive Officer. For full biographical information consult “Nominees for Election.”
David Clancey	50

Executive Vice President—Chief Technology Officer of our Company since June 6, 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton and has been Edgewater Delaware’s Senior Vice President—Chief Technology Officer since 1992. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

David Gallo	44

Chief Operating Officer of our Company since June 6, 2001. Mr. Gallo joined our Company at its inception in 1992 and was its General Manager until he became its Chief Operating Officer in March 2000. Prior to joining Edgewater Delaware, Mr. Gallo was a Systems Manager at Mellon Bank in Boston, Massachusetts.

Kevin R. Rhodes	37

Chief Financial Officer of our Company since January 2002. Mr. Rhodes joined our Company as Vice President—Finance in April 2001. Mr. Rhodes is also Edgewater’s Treasurer and Corporate Secretary. Prior to joining Edgewater, Mr. Rhodes was Vice President—Finance at Eliassen Group, Inc. in Wakefield, Massachusetts from 1997 to March 2001. From 1992 to 1996, Mr. Rhodes was a Regional Controller at Waste Management, Inc. in Wakefield, Massachusetts. Mr. Rhodes is a certified public accountant.

Kristin Zaepfel	42

Vice President of Human Resources of our Company since September 2003. Ms. Zaepfel joined our Company in September 2003, and previously served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of April 7, 2006, about the beneficial ownership of our Company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding common stock; (2) our Directors; (3) each Named Executive Officer (as defined under “Compensation—Compensation of the Named Executive Officers”); and (4) our Directors and Executive Officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of April 7, 2006, there were 2,071 record holders and 11,188,284 outstanding shares of our Company’s common stock.

	Beneficial Ownership
Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et. al. (2)	1,523,730	11.08%
One Corporate Center
Rye, New York 10580-1435
Dimensional Fund Advisors Inc. (3)	840,252	6.51%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Fuller & Thaler Asset Management, Inc. (4)	747,240	5.79%
411 Borel Avenue, Suite 402
San Mateo, California 94402
Directors and Executive Officers (5)
Shirley Singleton (6).	621,618	4.81%
David Clancey (7)	569,618	4.41%
Clete T. Brewer (8)	378,591	2.93%
David Gallo (9).	290,443	2.25%
Kevin R. Rhodes (10)..	107,062	*
Wayne Wilson (11)	57,500	*
Michael R. Loeb (12)	54,215	*
Paul Guzzi (13)	42,500	*
Kristin Zaepfel (14)	9,667	*
Paul E. Flynn (15)	6,666	*
Barry B. White (16)	6,666	*
Nancy L. Leaming (17)	6,666	*
All Directors and Executive Officers as a Group	2,151,212	16.66%

*                    Less than 1%.

(1)          The percentages shown with respect to any identified individual or group, other than the entities listed under “Principal Stockholders,” are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 5, 2005 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (‘‘Currently Exercisable Options’’) by (ii) the sum of 11,188,284 shares of common stock outstanding as of April 7, 2006, plus the amount referenced in clause (i)(b).

(2)          These securities are owned by various institutional investors, which include Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Associates Limited, Gabelli Associates Fund, Gabelli International Limited and MJG Associates, Inc. (collectively “Gabelli”). Each of these entities hold certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13F filing on February 13, 2006 with the SEC.

(3)          These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (3) is based upon Dimensional’s Schedule 13G/Amendment No. 5 filing with the SEC on February 6, 2006 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2005).

(4)          Reflects sole dispositive power over 747,240 shares beneficially owned by Fuller & Thaler Asset Management, Inc. (“FTAM”) and Russell J. Fuller, President of FTAM. FTAM is a registered investment advisor. FTAM and Mr. Fuller have the power to direct investments and/or the sole power to vote the securities. Information above and in this note (4) is based upon FTAM’s and Mr. Fuller’s 13G/Amendment No. 5 filing with the SEC on February 14, 2006 (reflecting beneficial ownership information concerning our Company’s common stock as of December 31, 2005).

(5)          The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

(6)          Includes 583,100 shares subject to Currently Exercisable Options.

(7)          Includes 533,100 shares subject to Currently Exercisable Options.

(8)          Includes 5,251 shares held by Mr. Brewer’s spouse, as to which Mr. Brewer disclaims beneficial ownership, and 58,500 shares subject to Currently Exercisable Options.

(9)          Includes 271,217 shares subject to Currently Exercisable Options.

(10)   Includes 100,000 shares subject to Currently Exercisable Options.

(11)   Includes 52,500 shares subject to Currently Exercisable Options.

(12)   Includes 52,500 shares subject to Currently Exercisable Options.

(13)   Includes 42,500 shares subject to Currently Exercisable Options.

(14)   Consists 9,667 shares subject to Currently Exercisable Options.

(15)   Consists 6,666 shares subject to Currently Exercisable Options.

(16)   Consists 6,666 shares subject to Currently Exercisable Options.

(17)   Consists 6,666 shares subject to Currently Exercisable Options.

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s Directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines is to increase the Management Group’s equity stake in the Company and more closely align their interests with those of the stockholders. For Named Executives, these guidelines provide that within a three-year period, each Named Executive, excluding the Company’s Chief Executive Officer (the “CEO”), should attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. Within the same three-year period, the Company’s CEO will be required to attain an investment position equal to three times their annual base salary. For Directors, these guidelines provide that existing Directors will be required to own 5,000 shares of the Company’s stock. Each existing Director will have twelve months to comply with the guidelines. Each new Director elected to the Company’s Board will have two-years from the effective date of their appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of the Company’s directors and executive officers, we believe all persons subject to beneficial ownership reporting filed the required reports on time in 2004.

COMPENSATION

This section describes the compensation paid, or payable to, the directors, the President and Chief Executive Officer and the other Named Executive Officers in 2005.

Compensation of Outside Directors

Annual Cash Compensation.   Each outside director, that is a director who is not one of our employees, receives $16,000 annually, in lieu of board meeting attendance fees, paid in four equal, quarterly installments. The fee covers each regular Board meeting, the annual Board meeting and certain special Board meetings that the director attends in person or by telephone. Each outside director receives a $1,250 fee for each Board Committee meeting that the director attends in person or by telephone. Additionally, the Audit Committee Chairperson receives an additional annual retainer of $10,000, paid in four equal, quarterly installments.

Our outside directors may defer receipt of their Board and Board Committee fees. There were no earned and deferred Board fees as of December 31, 2005. For 2005, our outside directors, in the aggregate, earned fees (both for Board and Board Committee meetings) totaling $165,250, all of which was paid in 2005. Additionally, all previously deferred Board fees payable to Mr. Martin, were fully paid in 2005 in connection with Mr. Martin’s resignation from the Board. We also reimbursed the outside directors for their reasonable out-of-pocket expenses in attending Board and Board Committee meetings.

Stock Options.   Under the Edgewater Technology, Inc. Amended and Restated 2000 Stock Option Plan, each outside director receives a nonqualified stock option to purchase 20,000 shares of our common stock upon that person’s initial election as a director. Following initial election and on the date of each annual stockholders’ meeting thereafter, each outside director that is reelected receives an additional nonqualified stock option to purchase 7,500 shares of our common stock. Each Board Committee Chairman receives an annual nonqualified stock option grant to purchase 5,000 shares following appointment as a Committee Chairman at the Annual Board Meeting that follows each Annual Meeting of Stockholders.

Compensation of the Named Executive Officers

The following table summarizes the total compensation for each of the last three years paid or accrued by us for services rendered during the years indicated to our President and Chief Executive Officer and our other four most highly compensated executive officers as of December 31, 2005, each of whose total salary and bonus exceeded $100,000 during the year ended December 31, 2005 (the “Named Executive Officers”).

		Summary Compensation Table
		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options	All Other Compensation
Shirley Singleton, President and Chief Executive Officer	2005	$275,000	$206,250	$16,488	—	—	—
	2004	275,000	—	15,135	—	—	—
	2003	239,519	247,500	14,228	237,500	—	—
David Clancey, Executive Vice President—Chief Technology Officer	2005	242,000	181,500	25,790	—	—	—
	2004	242,000	—	20,917	—	—	—
	2003	222,130	217,800	18,599	237,500	—	—
David Gallo, Chief Operating Officer.	2005	233,000	145,625	19,328	—	—	—
	2004	233,000	—	17,715	—	—	—
	2003	217,388	174,750	15,484	118,875	—	—
Kevin R. Rhodes, Chief Financial Officer and Treasurer	2005	150,000	70,313	19,406	—	—	—
	2004	150,000	—	17,815	—	—	—
	2003	150,000	84,375	13,145	—	69,000	—
Kristin Zaepfel, Vice President of Human Resources (4)	2005	134,231	17,500	11,756	65,700	—	—
	2004	115,000	12,000	2,785	—	—	—
	2003	—	—	—	—	—	—

(1)          On June 12, 2003, our Company entered into new employment agreements with Ms. Singleton, Mr. Clancey and Mr. Gallo. Under the new employment agreements, Ms. Singleton’s annual base salary was increased to $275,000, Mr. Clancey’s annual base salary was increased to $242,000 and Mr. Gallo’s annual base salary was increased to $233,000. Mr. Rhodes annual base salary was increased to $150,000 when he became our Company’s Chief Financial Officer on January 8, 2002. On May 22, 2003, Mr. Rhodes entered into a new four-year employment agreement with the Company.

(2)          During 2005, 2004 and 2003, other annual compensation for the Named Executive Officers, consisted of automobile allowances, club dues, matching payments with respect to the 401(k) plan, payments of life insurance premiums relating to term life policies on certain of the Named Executive Officers, which were paid for by us, and medical insurance premiums under our Company’s medical insurance plan that were paid by us. The maximum matching amount by us under the 401(k) plan for each participating executive officer for each year is limited to 30% of each participating executive officer’s annual contribution under this plan, up to 6% of such participating executive officers’ annual base salary.

(3)          This column shows the market value of the restricted shares on the date of the award, less the price of $.01 per share paid by each of the awardees. During 2005, our Company’s Compensation Committee awarded 15,000 common shares of restricted stock to Ms. Zaepfel at $.01 per share under the Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”), which plan was approved by the Board on May 22, 2003. Previously, on June 20, 2003, our Company’s Compensation Committee, under the 2003 Plan, awarded 50,000 common shares of restricted stock to Ms. Singleton and Mr. Clancey and 25,000 common shares of restricted stock to Mr. Gallo at $.01 per share. The restrictions on these shares lapse on a straight-line basis at 20% per year over a five-year period from the date of the award. As of December 31, 2005, the fair market value of the foregoing restricted awards was $295,000 in the case of each of Ms. Singleton and Mr. Clancey, $147,500 for Mr. Gallo and $88,500 for Ms. Zaepfel.

(4)          On June 2, 2004, Kristin Zaepfel, the Company’s Vice President of Human Resources, became a Named Executive Officer of the Company. The Company has included Ms. Zaepfel’s compensation in the previous table for the full fiscal years during which she was a Named Executive Officer.

Option Grants in 2005

There were no grants of stock options to the Named Executive Officers during 2005.

2005 Year-End Option Values

The following table sets forth information concerning the value of options exercised during 2005 and the value of unexercised options as of December 31, 2005 by the Named Executive Officers.

	Stock Option Exercises and Year-end Values
	Shares Acquired	Value	Number of Securities Underlying Unexercised Options held at December 31, 2005		Value of In-the-Money Options at December 31, 2005 (2)
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Shirley Singleton	—	—	583,100	—	$293,253	$—
David Clancey	—	—	533,100	—	184,253	—
David Gallo	—	—	271,217	—	94,376	—
Kevin R. Rhodes	—	—	77,000	23,000	125,000	31,050
Kristin Zaepfel	—	—	6,667	3,333	3,667	1,833

(1)          Calculated, if otherwise applicable, using the difference between: (a) the closing sales price of our common stock on the date of exercise; and (b) the exercise price.

(2)          Options are “in-the-money” if the closing market price of our common stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the closing market price of our common stock on December 31, 2005, $5.90 and the exercise price of such options multiplied by the number of shares underlying these in the money options.

Recent Option Grants and Stock Awards

On March 14, 2006, the Compensation Committee approved:  (1) the grant of the following number of stock options, with an exercise price of $6.18 per share, to Ms. Singleton (90,000), Messrs. Clancey and Gallo (59,000 each), Mr. Rhodes (30,000) and Ms. Zaepfel and (2) the award of restricted stock for the following number of shares to Ms. Singleton (33,500), Messrs. Clancey and Gallo (22,500), Mr. Rhodes (11,500) and Ms. Zaepfel (5,500). Such awards were made to provide incentives for the share value appreciation, in recognition of long-term historic performance, and in light of the absence of significant award activity since 2003 in the case of the Named Executive Officers other than Ms. Zaepfel.

Employment Agreements

Ms.  Singleton and Mr. Clancey entered into prior three-year employment agreements with Edgewater Delaware, a wholly-owned subsidiary of our Company, on April 14, 2000, with Mr. Gallo entering into an employment agreement for thirty-two months with Edgewater Delaware on July 31, 2000, and with Mr. Rhodes entering into an employment agreement for seven and one-half months with our Company on July 19, 2002 (collectively the “Old Employment Agreement(s)”). Each of the Old Employment Agreements expired on March 1, 2003. On June 12, 2003, Ms. Singleton, Mr. Clancey and Mr. Gallo entered into new four-year employment agreements with our Company. On May 22, 2003, Mr. Rhodes entered into a new four-year employment agreement with our Company. The new employment agreements for Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes are collectively referred to as the “New Employment Agreements” and separately as the “New Employment Agreement.” The New Employment Agreements provide for an annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to our Company, as determined by the Compensation Committee. Annual bonuses, if payable, under the New Employment Agreements, will be paid in cash.

The New Employment Agreements contain a covenant not to compete with our Company, involving our business, employees and customers during the term of the New Employment Agreements and for the one-year period immediately following termination with our Company, involving our business, employees and customers. If either Ms. Singleton, Mr. Clancey or Mr. Gallo are terminated without cause or either Ms. Singleton, Mr. Clancey or Mr. Gallo terminate their respective New Employment Agreement for Good Reason (assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, change in location of employment or requirement to travel) in the absence of a Change of Control (as defined in the New Employment Agreement) involving our Company, then our Company is required to pay to the affected officer an amount equal to the greater of: (1) his or her then annual base salary, as applicable, over the remaining term of their respective New Employment Agreement, plus the amount his or her, as applicable, prior year’s cash bonus; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 50% of such annual base salary then in effect or the amount of his or her, as applicable, prior year’s cash bonus paid to the affected officer.

If Mr. Rhodes is terminated without cause or Mr. Rhodes terminates the New Employment Agreement for Good Reason (assignment of any duties inconsistent with his position, authority, duties, responsibilities or a change in employment location), in the absence of a Change of Control, then, except as noted below, our Company is required to pay Mr. Rhodes an amount equal to lesser of: (1) his annual base salary then in effect over the remaining term of the New Employment Agreement, plus the amount of his prior year’s cash bonus; or (2) the sum of 1.25 times his then annual base salary, plus the amount of his prior year’s cash bonus, subject to certain exceptions. If Mr. Rhodes is terminated without cause or Mr. Rhodes terminates the New Employment Agreement for Good Reason, in the absence of a Change of Control involving our Company at any time following the thirty-third month of the four-year term of the New Employment Agreement, then the formula in the preceding sentence would be based upon the greater of items (1) or (2) and not the lesser of items (1) or (2).

If Ms. Singleton, Mr. Clancey or Mr. Gallo is terminated without cause or if any of these officers terminate their employment for Good Reason during the term of their New Employment Agreement after a Change of Control, then as to the affected officer, our Company is required to pay an amount equal to the greater of: (1) the annual base salary for the affected officer then in effect under the respective New Employment Agreement for the remaining period of term, plus the amount of cash bonus for the affected officer paid for the immediately preceding year; or  (2) 1.5 times the annual base salary then in effect, plus the amount of the cash bonus paid to the affected officer in the year immediately preceding the year of termination. In this circumstance, Ms. Singleton’s, Mr. Clancey’s or Mr. Gallo’s non-compete applies for six months following the date of termination if they terminate employment, and does not apply at all if we terminate employment. If Mr. Rhodes is terminated without cause or for Good Reason following a Change of Control, then our Company is required to pay Mr. Rhodes a lump sum amount equal to the greater of: (1) the annual base salary then in effect under the New Employment Agreement for the remaining period of the term, plus the amount of the cash bonus paid in the year immediately preceding the year of termination; or (2) 1.25 times the annual base salary then in effect, plus the amount of his cash bonus paid in the year immediately preceding the year of termination. In this circumstance, Mr. Rhodes’ non-compete would apply for six months following the date of termination if he terminates employment and would not apply at all if we terminate employment.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics may be accessed and reviewed through the Company’s website at www.edgewater.com. If we make any substantive amendments to such code of ethics or grant any waiver, including any implicit waiver, from a provision of such code, we will disclose the nature of such amendment or waiver in a Report on Form 8-K.

Equity Compensation Plans

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allows for grants of stock options covering up to fifteen percent (15%) of our Company’s outstanding common stock. The 1996 Plan allows for the grants of incentive stock options and non-qualified stock options. All employees and officers of our Company and its subsidiaries, but none of our outside directors are eligible for the grant of stock options under the 1996 Plan. The 1996 Plan was approved by our Company’s stockholders on May 8, 1998.

The Edgewater Technology, Inc. Amended and Restated Plan (the “2000 Plan”) allows for grants of non-qualified stock options of up to four million (4,000,000) shares of our Company’s common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2000 Plan. All grants of stock options to outside directors under the 2000 Plan are pursuant to formula grants. Since the 2000 Plan is a “Broad-Based Plan” under prior NASDAQ Marketplace Rules, as initially adopted, and as amended and restated, stockholder approval was not required with respect to the 2000 Plan. However, if there is a material amendment to the 2000 Plan in the future, stockholder approval with respect to the material amendment would be required under the new NASDAQ Marketplace Rules.

The Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to five hundred thousand (500,000) shares of our Company’s common stock. All employees and officers of our Company and its subsidiaries, but none of our Company’s outside directors, are eligible for the grant of non-qualified stock options or awards of restricted shares under the 2003 Plan. Since the 2003 Plan is a “Broad Based Plan” under prior NASDAQ Marketplace Rules, as initially adopted, stockholder approval was not required with respect to the 2003

Plan. However, if there is a material amendment to the 2003 Plan in the future, stockholder approval with respect to the material amendment would be required under the new NASDAQ Marketplace Rules.

The Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan (the “1999 ESPP Plan”) allows for employee stock purchases of our Company’s common stock at 85% of the lower our Company’s common stock price as of the first or last trading day of each quarter. The 1999 ESPP Plan authorizes purchases for up to 700,000 shares of our common stock by our employees and continues in effect until October 1, 2009, unless earlier terminated. The 1999 ESPP Plan was approved by our Company’s stockholders on May 22, 2000.

The following table sets forth certain information as of December 31, 2005, for all of our Company’s equity compensation plans, which consist of: the 1996 Plan; the 2000 Plan; the 2003 Plan; and the 1999 ESPP Plan:

Equity Compensation Plan Information

Plan Category	(A) Number of Shares to be Issued upon Exercise of Outstanding Stock Options	(B) Weighted-Average Exercise Price of Outstanding Stock Options	(C) Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
1996 Plan (1)	1,386,658	$7.25	26,489
1999 ESPP Plan (2)	—	—	270,717
Equity Compensation Plans Not Approved by Stockholders:
2000 Plan (3)	2,804,139	$5.02	827,816
2003 Plan (4)	21,000	$4.75	194,250
Total	4,211,797	$5.76	1,319,272

(1)          Grants for shares of our common stock under the 1996 Plan are limited to 15% of our Company’s outstanding common stock. The only grants outstanding under the 1996 Plan are non-qualified stock option grants, with total qualified stock option grants under the 1996 Plan being limited to 650,000 shares of the Company’s common stock. No grants of qualified stock options have ever been issued under the 1996 Plan. As of December 31, 2005, our Company had 10,682,922 shares of outstanding common stock.

(2)          The 1999 ESPP Plan provides for purchases by our employees of up to 700,000 shares of our Company’s common stock. As of December 31, 2005, 429,283 shares of our common stock had been purchased under the 1999 ESPP Plan.

(3)          The 2000 Plan provides for grants of nonqualified stock options of our Company’s common stock. The 2000 Plan is limited to grants covering up to 4.0 million shares of our Company’s common stock.

(4)          The 2003 Plan provides for grants of nonqualified stock options and awards of restricted shares of our Company’s common stock. The 2003 Plan is limited to stock option grants and restricted stock awards covering up to 500,000 shares of our Company’s common stock. Since 2003, 278,750 shares of restricted stock have been awarded to executive and non-executive employees that are not included in Column A above, but are taken into account under Column C above. During 2005, 138,750 shares of restricted stock awarded to executive and non-executive employees.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Interlocks

Our Compensation Committee is primarily responsible for determining the executive officer compensation levels of our Company. The current members of the Compensation Committee are Paul E. Flynn, Barry B. White and Wayne Wilson. The Board of Directors has determined that the members of the Compensation Committee are “Independent” as defined under newly adopted NASDAQ Marketplace Rules. No member of the Compensation Committee is or has ever been one of our officers or employees of Edgewater. No interlocking relationship exists between the current or prior members of the Compensation Committee and the board of directors or compensation committee of any other Company.  Mr. Flynn replaced William J. Lynch on the Compensation Committee on July 21, 2005. Mr. White replaced Bob L. Martin on the Compensation Committee on October 27, 2005.

Executive Compensation Components and Goals

Named Executive Officer compensation consists of a combination of salary, bonus and stock option awards. Each Named Executive Officer, with the exception of Ms. Zaepfel, is a party to an employment agreement that was negotiated at arm’s length. The Employment Agreements are described under the section entitled “Compensation of Outside Directors and the Named Executive Officers—Employment Agreements.” Our executive compensation strategy generally is for executives to receive a salary at or somewhat below industry averages, while being eligible for bonuses, stock option grants or restricted stock awards based on Company or individual performance. We believe that lower or competitive base salary levels in combination with performance-based bonuses provide our executives with the potential to earn in excess of competitive industry total executive compensation if subjective and/or objective performance goals for our Company are achieved.

We also intend to continue to grant or award to our executives and other key employees stock options or restricted shares. The options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted share awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. We anticipate that future option grants or restricted share awards will be based on an objective or subjective analysis of various performance criteria, primarily revenues, earnings per share, operating profits and/or earnings before interest, taxes, depreciation and amortization. Options will be granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, unless otherwise specified. Restricted shares will more than likely be awarded at the par value of our Company’s common stock, which is $.01 per share. Future cash bonus payments will be made in accordance with an incentive bonus plan that we adopt at the beginning of each year based on criteria such as revenue growth, net income, return on equity, return on assets, revenue diversification mix, divisional operating income performance, earnings per share, earnings before interest, taxes, depreciation and amortization, and/or discretionary matters, but may not be tied to any particular factor. We believe the mix of base salary, bonuses, stock option grants and restricted share awards links executive compensation to our Company’s operational performance.

In summary, the goals of our executive compensation program are:

•       To compensate executive employees in a manner that aligns the employee’s interests with the interests of our stockholders;

•       To encourage continuation of our Company’s entrepreneurial spirit;

•       To reward executives for successful long-term strategic management;

•       To recognize outstanding performance; and

•       To attract and retain highly qualified and motivated executives.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for the compensation paid to the President and Chief Executive Officer and the other Named Executive Officers, unless certain requirements are met. One of the requirements is that compensation over $1.0 million must be based upon the attainment of performance goals and in some instances approved by stockholders. The 1996 Plan was approved by our stockholders at our May 8, 1998 annual stockholders’ meeting and was designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan have not been approved by our Company’s stockholders, such that any compensation related to stock option grants or restricted stock awards to executive officers or directors that exceed $1.0 million would not be deductible under Section 162(m) of the Internal Revenue Code. The performance-based targets for the 2005 Bonus Plan (as defined below) were established on February 24, 2005, when the performance relative to these annual targets remained substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code.

2005 Executive Compensation

The Named Executive Officers received their annual base salary in accordance with their respective employment agreement. During 2005, our incentive cash bonus plan (the “2005 Bonus Plan”) for the Named Executive Officers was tied to “performance targets.”  In 2005, the performance-based targets for the 2005 Bonus Plan included a combination of annual revenue and earnings before interest, taxes, depreciation and amortization, although future bonuses may not directly be tied to any one factor. During 2005, we also reserved discretionary authority to pay bonuses, even if the performance targets were not satisfied as part of the 2005 Bonus Plan. When we selected the performance-based targets, we also established an objective formula for calculating the maximum bonus payable to the Named Executive Officers. Under the 2005 Bonus Plan, the 2005 maximum bonus amounts could not exceed 120% of Ms. Singleton’s and Mr. Clancey’s then current year-end annual base salaries and 100%, 75% and 20% respectively, of Mr. Gallo’s, Mr. Rhodes’ and Ms. Zaepfel’s then current year-end annual base salaries.

We also had discretion under the 2005 Bonus Plan in determining whether any or all of the maximum permissible bonuses would actually be paid, or whether payment or vesting of any bonuses would be deferred. We were also authorized under the 2005 Bonus Plan to exercise “negative discretion” by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic, individual goals or discretionary matters, which could be objective or subjective. Ms. Singleton, Mr. Clancey, Mr. Gallo, Mr. Rhodes and Ms. Zaepfel each received a bonus under the 2005 Bonus Plan based on the satisfaction of the objective factors referenced above under the 2005 Bonus Plan.

2005 Chief Executive Officer Compensation

Compensation paid during 2005 to Shirley Singleton, our President and Chief Executive Officer, was comprised of $275,000 in base salary, in accordance with her Employment Agreement that was executed on June 12, 2003. Ms. Singleton received a bonus of $206,250 under the 2005 Bonus Plan for 2005. Ms. Singleton did not receive any stock option grants for common shares during 2005. This report is submitted by the members of the Compensation Committee.

The Compensation Committee:
Barry B. White, Chairman
Paul E. Flynn
Wayne Wilson

REPORT OF THE AUDIT COMMITTEE

General

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent auditors. The members of the Audit Committee are Paul E. Flynn, Nancy Leaming, and Wayne Wilson. The Board of Directors has determined that the members of the Audit Committee are “Independent” as defined under newly adopted NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that one member of the Audit Committee, Mr. Wilson, has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the Securities and Exchange Commission. Mr. Flynn replaced William J. Lynch on the Audit Committee on July 21, 2005. Paul Guzzi replaced Bob L. Martin on the Audit Committee on October 27, 2005. Ms Leaming replaced Mr. Guzzi on the Audit Committee on December 1, 2005.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors. The Audit Committee’s responsibilities are described in a written charter that was revised and approved by the Board of Directors on December 10, 2003. A copy of the Audit Committee’s current charter is posted on the Company’s website at www.edgewater.com.

The Audit Committee met six times during 2005. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2005 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The independent auditors have provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent auditors its independence from the Company.  When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Audit Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

The Audit Committee:
Wayne Wilson, Chairman
Paul E. Flynn
Nancy L. Leaming

CERTAIN TRANSACTIONS

We lease our former corporate headquarters at 302 E. Millsap Rd. in Fayetteville, Arkansas from Brewer Investments II, LLC. The members of the limited liability company are Jerry T. Brewer and Kay Brewer, who are the parents of Clete T. Brewer, one of our Company’s directors. The total lease payments to Brewer Investments II, LLC in 2005 for this lease, from January 1, 2005 through December 31, 2005, were approximately $216,000.

The lease for the 302 E. Millsap Rd. premises expires in 2009 and we sublet the premises in July 2002 to a third party for the period from July 15, 2002 until June 30, 2007. Our subtenant is responsible for all real estate taxes, insurance, utilities and maintenance on the 302 E. Millsap Rd. facility during the period of this sublease. Payment received by the Company under the sublease arrangement totaled $180,000 in 2005. We believe that the lease payments for this facility with the related party described above are on terms that are as favorable to us as those that could have been obtained from unaffiliated third parties.

During 2005, our Company had revenues of approximately $8.4 million from The Synapse Group, Inc. for services rendered. Mr. Loeb, who joined our Board in April 2000, was the President and Chief Executive Officer of The Synapse Group, Inc., a Time Warner Company until December 2005.

We have entered into indemnity agreements with directors and the Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

PERFORMANCE GRAPH AND TOTAL RETURN ANALYSIS

The following charts compare the cumulative total stockholder return and total return analysis, respectively, on our common stock with the cumulative total return on the NASDAQ Composite US Index, the SP600 IT Services Index and the common stock of seven companies in the technology management consulting industry for the five-year period beginning on December 31, 2000 (the closing sale price of our common stock on this date was $6.50) and ending on December 31, 2005 (the last trading date for our common stock in the 2005 fiscal year), assuming a $100 investment in each and assuming the reinvestment of dividends. We did not pay any dividends during the period. Refer to the footnotes below the graph for a description of the companies included in our peer group.

COMPARISON  OF  CUMULATIVE  FIVE  YEAR  TOTAL  RETURN

TOTAL RETURN ANALYSIS	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
EDGEWATER TECHNOLOGY, INC.	$100	$60.77	$72.62	$75.69	$75.38	$90.77
NASDAQ U.S. INDEX	100	79.32	54.84	81.99	89.22	91.12
S&P 600 IT SERVICES	100	95.20	75.19	108.15	122.52	138.56
PEER GROUP[1]	100	90.92	51.20	91.76	145.98	151.26

(1)          Our self-selected peer group for 2005 consists of the following companies: Answerthink, Inc.; Ciber, Inc.; Cognizant Technology Solutions Corporation; DiamondCluster International, Inc.; Inforte Corporation; Sapient Corporation; and Tier Technologies, Inc.

AUDIT FEES AND NON-AUDIT SERVICES

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for professional services rendered during the fiscal years ended December 31, 2004 and 2005:

	2004	2005
Types of Fees
Audit Fees	$190,000	$215,000
Audit-Related Fees(1)	110,300	24,900
Tax Fees—Preparation and Compliance(2)	154,256	—
Total Audit, Audit-Related and Tax Preparation and Compliance Fees	454,556	239,900
Other Non-audit Fees:
Tax Fees—Other(3)	26,706	7,875
Total Fees	$481,262	$247,775

(1)          During 2005, Audit-Related Fees performed by Deloitte & Touche LLP represent work performed in connection with the Company’s merger and acquisition activities. During 2004, Audit-Related Fees performed by Deloitte & Touche LLP primarily consisted of work performed in connection with the Company’s acquisition of Ranzal and Associates, Inc., as required by Article 3-05 of Regulation S-X, of $96,800.

(2)          During 2004, Tax Fees—Preparation and Compliance consisted of work performed in connection with the preparation of our 2003 state and federal tax returns of $50,000; preparation related to the 1997 tax refund claim of $14,662; preparation and filings related to the final withdrawal of certain subsidiaries from the United Kingdom of $57,778; and other state withdrawal filing work of $31,816. The Company did not use Deloitte & Touche LLP during 2005 for tax preparation and compliance work related to our 2004 state and federal tax returns.

(3)          During 2005, the Audit Committee, consistent with its Amended and Restated Charter, pre-approved all non-audit services of Deloitte & Touche LLP. The category of Tax Fees—Other of non-audit services performed by Deloitte & Touche LLP during 2005 for our Company related solely to work related to the Company’s Sarbanes Oxley implementation process. During 2004, the Audit Committee, consistent with its Amended and Restated Charter, pre-approved all non-audit services of Deloitte & Touche LLP. The category of Tax Fees—Other of non-audit services performed by Deloitte & Touche LLP during 2004 for our Company related solely to tax advice on return filing matters, including various state tax audits, and an IRS examination of prior year’s returns of $26,706.

In the table above, in accordance with new definitions in rules of the SEC, “Audit Fees” are fees our Company paid Deloitte & Touche LLP for professional services for the audit of our Company’s consolidated financial statements included in our 2005 Form 10-K and the review of financial statements included in our Form 10-Qs filed with the SEC during 2005, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, net of out of pocket expenses; “Audit—Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our Company’s financial statements, including acquisition target related audit work; and “Tax Fees” are fees for tax compliance, tax advice, tax planning, and tax consulting billed by Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting. We will provide the accounting firm the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report

Our 2005 Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2005 was filed with the SEC on March 23, 2006. A copy of our 2005 Form 10-K, including any financial statements and schedules and a list describing any exhibits not included in the 2005 Form 10-K may be obtained, without charge, by any stockholder. Written requests for copies of the 2005 Form 10-K should be directed to Kevin R. Rhodes, Chief Financial Officer and Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

Information Not Incorporated

The SEC’s rules allow the information in this Proxy Statement to be incorporated by reference to and form a part of our 2005 Form 10-K. The information incorporated by reference is deemed to be part of our 2005 Form 10-K, with two exceptions. The SEC’s rules do not require the Compensation Committee Report and the Audit Committee Report to be incorporated in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Compensation Committee Report and the Audit Committee Report shall not be deemed to be filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate these reports by reference in some other filed document.

YOUR VOTE IS IMPORTANT
PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE
OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

Edgewater Technology, Inc.
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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card
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A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold		For	Withhold

	01 - Clete T. Brewer	☐	☐	05 - Michael R. Loeb	☐	☐

	02 - Paul E. Flynn	☐	☐	06 - Shirley Singleton	☐	☐

	03 - Paul Guzzi	☐	☐	07 - Barry B. White	☐	☐

	04 - Nancy L. Leaming	☐	☐	08 - Wayne Wilson	☐	☐

B	Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the Company.	☐	☐	☐	Mark this box with an X if you have made comments below.	☐

3.	In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON, WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN, WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.

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Proxy - Edgewater Technology, Inc.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 6, 2006

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Kevin Rhodes and David Clancey, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par values $.01 per share of the Company, standing in my name on its books on April 7, 2006 at the Annual Meeting of its Stockholders to be held on June 6, 2006 at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128 at 10:00 a.m., eastern standard time, and at any and all adjournments thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on June 6, 2006.

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